U.S.DIAGNOSTIC LABS INC. AND SUBSIDIARIES
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EXHIBIT 11
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                                                       THREE MONTHS ENDED
                                                             MARCH 31,
                                                       1996          1995
                                                      ------        ------
Average Shares Outstanding Disregarding
Dilutive Outstanding Stock Options and
Warrants and after Adjustments for Shares
Held in Escrow                                       6,218,847     4,031,961


Assumed Exercise of all Dilutive and
Anti-Dilutive Warrants based on the
Modified Teasury Stock Method using the
Quarter End Price                                   11,272,514     4,971,825
                                                   -----------    ----------

Fully Diluted Shares Outstanding                    17,491,361     9,003,786
                                                   ===========    ==========

Net Income Adjusted for Fully Diluted
Calculations                                       $ 2,736,000   $ 1,369,000
                                                   ===========   ===========

Fully Diluted Earnings Per Share                   $       .16   $       .15
                                                   ===========   ===========


This calculation is submitted in accordance with the Securities Exchange Act of 1934 Release No.9083 although it is contrary to Para 40 of APB No.15 because it may produce an anti-dilutive result.